Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Current Report on Form 8-K/A of Independent Bank Corp. therein of our report dated March 8, 2019, with respect to the consolidated financial statements of Blue Hills Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
June 7, 2019